Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Signet Jewelers Limited:

We consent to the incorporation by reference in the registration statements (Nos. 333-159987, 333-153435, 333-09634, 333-134192, 333-12304, 333-153422 and 333-08964) on Form S-8 of Signet Jewelers Limited (Signet)of our report dated March 28, 2013, with respect to the consolidated balance sheets of Signet Jewelers Limited and subsidiaries as of February 2, 2013 and January 28, 2012 and the related consolidated income statements, statements of comprehensive income, statements of cash flows, statements of shareholders’ equity, and statements of accumulated other comprehensive (loss) income for the 53 week period ended February 2, 2013 and 52 week period ended January 28, 2012 and the effectiveness of internal control over financial reporting as of February 2, 2013, which report appears in the February 2, 2013 Annual Report on Form 10-K of Signet Jewelers Limited.

Our report dated March 28, 2013, on the effectiveness of internal control over financial reporting as of February 2, 2013, contains an explanatory paragraph stating that management’s evaluation of the effectiveness of Signet’s internal control over financial reporting as of February 2, 2013 excluded Ultra Stores, Inc., which was acquired by Signet on October 29, 2012. Ultra Stores, Inc. is a wholly-owned subsidiary of Signet whose total assets and total sales represented less than 3% of consolidated total assets and less than 2% of consolidated sales of Signet as of and for the year ended February 2, 2013. Our audit of internal control over financial reporting of Signet also excluded an evaluation of the internal control over financial reporting of Ultra Stores, Inc.

/s/    KPMG LLP

Cleveland, Ohio

March 28, 2013